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                                                                   EXHIBIT 10(i)

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT ("Agreement"), made and entered into as of the 23rd day of December, 2002 (the "Effective Date"), by and between DAVID A. STONECIPHER, an individual ("Stonecipher"), and JEFFERSON-PILOT CORPORATION, a North Carolina corporation (the "Company");

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, Stonecipher is employed by the Company pursuant to that certain Employment Agreement, dated September 15, 1997 (the "Prior Agreement"); and

         WHEREAS, the Company and Stonecipher wish to enter into this Agreement to supersede the Prior Agreement in its entirety;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT.

                  (a) EMPLOYMENT. The Company hereby employs Stonecipher as the Company's Chief Executive Officer and/or Chairman of the Board, or such other position as both parties shall mutually agree from time to time. (The Company and its subsidiaries are referred to herein collectively as "JP.") So long as Stonecipher is the Company's Chief Executive Officer, he shall be the principal executive officer of the Company, having responsibility for and authority over the conduct of the business and operations of JP, subject only to the control of the Company's Board of Directors and applicable law.


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                  (b) DUTIES. Stonecipher shall render full-time services to the
Company and devote his best efforts to the performance and discharge of his duties and responsibilities in a manner that promotes the best interests of JP. Stonecipher represents and warrants to the Company


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                  (c) that he is not a party to or otherwise bound by any
indenture, agreement, or other instrument, which may in any way restrict or affect him in the performance of his duties hereunder.

         2. TERM. The employment of Stonecipher hereunder shall commence as of the Effective Date and shall continue until the earlier of (a) March 31, 2005, or (b) the occurrence of any of the following events:

                  (i) The death of Stonecipher or the Company's termination of Stonecipher's employment hereunder by reason of Stonecipher's total disability (total disability meaning (for purposes of this Section 2(b)(i) and Sections 4.1(c) and 5.6 hereof) the inability of Stonecipher (as determined by a physician proposed by the Company and reasonably acceptable to Stonecipher) to perform substantially all of his normal daily activities in his then capacity for the Company for a continuous period of 210 days by reason of Stonecipher's mental or physical disability);

                  (ii) The Company's termination of Stonecipher's employment hereunder, upon prior written notice to Stonecipher, for "good cause." For the purposes of this Agreement, good cause for termination of Stonecipher's employment shall exist only (A) if Stonecipher is convicted of or pleads guilty to any felony or any act of fraud or embezzlement, or (B) if Stonecipher has engaged in conduct or activities involving moral turpitude materially damaging to the property, business or reputation of JP, or (C) if Stonecipher breaches this Agreement in any material respect and fails to cure said breach within ten
(10) days after notice thereof from the Company or any representation or warranty made by him in this Agreement shall be incorrect in any material respect, or (D) if Stonecipher persistently fails or refuses to obey any written direction of the Company's Board of Directors not inconsistent with this Agreement, or (E) if Stonecipher embezzles



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or knowingly, and with intent, misappropriates, any property of JP or unlawfully appropriates any corporate opportunity of JP;

                  (iii) (A) The Company's termination of Stonecipher's employment hereunder, effective thirty (30) days after written notice of termination is given to Stonecipher, in the absence of any circumstance constituting good cause, or (B) Stonecipher's termination of his employment hereunder, effective thirty (30) days after written notice of termination is given to the Company, in the absence of any circumstance described in Section 2(b)(iv) hereof.

                  (iv) Stonecipher's termination of his employment hereunder, effective thirty (30) days after written notice of termination is given by Stonecipher to the Company, if, prior to the giving of such notice, (A) a "Change of Control of the Company" (as hereinafter defined) has occurred, (B) Stonecipher is not reelected, or is removed, as Chairman of the Board of the Company, (C) the Company breaches this Agreement in any material respect and fails to cure such breach within ten (10) days after notice thereof from Stonecipher or any representation or warranty of the Company in this Agreement shall be incorrect in any material respect, or (D) the Company fails to obtain the assumption of this Agreement by any successor to the Company or its business (whether by merger, consolidation, transfer of assets, or otherwise). For the purposes hereof, a "Change of Control of the Company" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five (25%) percent or more of the combined voting power of the Company's then outstanding securities; (ii) at any time a majority of the Board of Directors of the Company consists of individuals whose nominations for election by the Company's stockholders were reasonably opposed by Stonecipher;



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(iii) the Company or Jefferson-Pilot Life Insurance Company shall sell substantially all of its assets in a transaction that was opposed by Stonecipher; (iv) there shall be consummated any consolidation or merger of the Company that was opposed by Stonecipher and in which the Company is not the continuing or surviving corporation or as a result of which the holders of the Company's capital stock immediately prior to the consummation of the transaction do not have substantially the same proportionate ownership of such capital stock immediately after consummation of the transaction; or (v) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

         3. COMPENSATION; EXPENSES.

                  3.1 BASE SALARY. Stonecipher shall be paid a salary (the "Base Salary") during the term of his employment hereunder at a rate of not less than his base salary established for calendar year 2002. The Base Salary shall be paid to Stonecipher in accordance with the Company's usual payroll schedule, less applicable withholding taxes. The Base Salary shall be reviewed annually in good faith by the Compensation Committee of the Board of Directors of the Company, and may be increased by the Company as deemed appropriate after such review.

                  3.2 ANNUAL BONUSES. Not later than ten (10) days after the meeting of the Compensation Committee of the Company's Board of Directors on the second Monday in February in each of calendar years 2003, 2004, 2005 and 2006, the Company shall pay Stonecipher additional cash compensation (less applicable withholding taxes) with respect to the preceding calendar year (a "Bonus Year") in an amount computed in accordance with Section 3.3 hereof.

                  3.3 ANNUAL BONUS COMPUTATION. The additional cash compensation payable under Section 3.2 hereof with respect to a Bonus Year shall be in an amount equal to a portion of the Base Salary for such Bonus Year determined as follows:



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                           (a) JP's income from operations (disregarding
realized capital gains and losses), as reflected in JP's audited financial statements ("Operating Income"), per share of common stock for the year immediately preceding the Bonus Year (the "Prior Year's Operating EPS") shall be subtracted from JP's Operating Income per share of common stock for the Bonus Year. If the result is negative, no additional compensation shall be payable, and no further computation will be necessary.

                           (b) The amount determined in clause (a) above shall
be divided by the Prior Year's Operating EPS. If the result is less than 0.05 (that is, the growth in Operating Income per share is less than 5%), no additional compensation shall be payable, and no further computation will be necessary.

                           (c) If the amount determined in clause (b) above is
..05 or greater, the amount shall be obtained by straight line interpolation between applicable points shown in the table under (d) below.

                           (d) The amount determined in clause (c) above shall
be multiplied by the Base Salary for the Bonus Year (or 25% of the Base Salary in the case of the 2005 Bonus Year), and the result obtained shall be the additional compensation paid to Stonecipher with respect to such Bonus Year.

In making the foregoing computation, appropriate adjustments shall be made for any stock splits and dividends, so that the Company's Operating Income per share of common stock for consecutive years is properly comparable. Without limiting the foregoing, the following table illustrates the application of the foregoing provisions:



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                  Percentage Increase in               Percentage of Base
                  Operating Income Per Share           Salary Paid as Bonus
                  --------------------------           --------------------
                           less than 5%                       0%
                           5%                                 50%
                           10%                                100%
                           15%                                200%
                           more than 15%                      200%

Notwithstanding the provisions of this Section 3.3, either Stonecipher or the Compensation Committee of the Board of Directors of the Company may propose adjustments to the annual bonus in light of extraordinary transactions or circumstances that affect materially the Company's income, and any such adjustment agreed to by both Stonecipher and the Compensation Committee of the Company's Board of Directors shall be given effect.

                  3.4 ADJUSTMENT BASED ON AUDITED FINANCIAL STATEMENTS. The parties acknowledge that the Company's audited financial statements might not be available when the annual bonuses under Section 3.2 and 3.3 above are to be calculated and paid. In that event the annual bonus will initially be calculated and paid on the basis of the Company's internal statements for the Bonus Year. If the amount of the bonus ultimately determined to be due for any Bonus Year on the basis of the Company's audited financial statements differs from the bonus that was initially paid for such Bonus Year, Stonecipher shall promptly refund the amount of any excess, or the Company shall promptly pay Stonecipher an additional amount equal to any deficiency.

                  3.5 DEATH. If Stonecipher dies while employed hereunder, the amount of the additional compensation that would have been paid to him under the applicable provisions of Sections 3.2 through 3.4 hereof with respect to the calendar year during which his death occurred shall be multiplied by a fraction, the numerator of which is the number of months in such calendar year prior to the month during which his death occurred, and the denominator of which is 12 (or three if death occurs in 2005). The dollar amount so obtained shall be paid to Stonecipher's wife, or to such different person as Stonecipher designates in writing.



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                  3.6 EXPENSES. The Company shall reimburse Stonecipher for all reasonable business expenses (including costs associated with Stonecipher's obtaining and maintaining membership in business and social clubs reasonably acceptable to the Company) incurred by Stonecipher in the course of performing his duties hereunder, provided that such expenses are itemized and presented to the Company in writing in a form then prescribed by the Company in its general policies relating to reimbursement of employee business expenses.

         4. ADDITIONAL EMPLOYMENT BENEFITS.

                  4.1 INSURANCE COVERAGE

                           (a) HEALTH. The Company shall provide Stonecipher
with the same health insurance coverage as is provided to other senior executives as a group through the later of age 65 or the date such coverage ordinarily terminates for senior executives as a group. The Company's obligation to provide such coverage shall include (i) payment of the cost (excluding premiums and copayments in the amount ordinarily paid by senior executives) of Stonecipher's participation in the group health plan maintained by the Company,
(ii) waiver of any service requirements for eligibility for post-retirement coverage, and (iii) payment of the cost to age 65 of a conversion policy providing coverage substantially similar to the coverage under the Company's group health plan, in the event that coverage under the Company's group health plan terminates before age 65.

                           (b) LIFE. The Company shall provide Stonecipher with
group life insurance coverage in an amount equal to at least one and one-half times the amount of the Base Salary in effect from time to time during employment, plus life insurance coverage after termination of his employment in an amount that is in keeping with the Company's customary plan for senior executives and is equal to at least one-half of the amount of Stonecipher's Company provided coverage on the date his employment terminates. In addition, Stonecipher shall have the option to



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purchase additional coverage during his employment equal to one-half of the Base
Salary in effect from time to time at the employee group rate.

                           (c) LONG TERM DISABILITY. The Company shall provide
Stonecipher with an annual long term disability benefit equal to at least 60% of his Base Salary in effect on the date Stonecipher's employment terminates because of a total disability. Such benefit shall be paid in substantially equal monthly installments starting with the first day of the month following the month in which his employment terminates and ending with the payment made for the month immediately preceding the date that retirement benefit payments commence pursuant to Section 5 hereof. Such benefit shall be provided in addition to the coverage provided under subsections (a) and (b) of this Section 4.1.

                           (d) OTHER. The Company shall provide Stonecipher with
coverage under any and all other insurance plans and arrangements maintained by JP for its senior executives as a group.

                  4.2 STOCK OPTIONS. At its first meeting in each of 2003, 2004 and 2005, the Compensation Committee of the Board of Directors of the Company shall in good faith consider Stonecipher for a grant of options to purchase shares of the Company's common stock, based on his performance during the prior calendar year, in keeping with the Company's past practices, and using options granted to Stonecipher in February 2002 as a reference point. Such options shall be granted under the Jefferson-Pilot Corporation Long Term Stock Incentive Plan and shall be granted pursuant to documentation reasonably satisfactory to Stonecipher and the Company, but in any event shall have an exercise price per share equal to the fair market value of a share of the Company's common stock on the date of grant, shall be fully vested upon grant, and shall have an exercise period that



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shall expire at the earlier of ten years from date of grant or five years from the date of Stonecipher's termination of employment.

                  4.3 AUTOMOBILE. The Company shall, at no cost to Stonecipher, provide to Stonecipher a company-owned automobile (or shall pay the costs associated with Stonecipher's acquiring an automobile) of a quality reasonably acceptable to the Company. The Company shall pay, or reimburse Stonecipher for, all costs associated with operating, maintaining and insuring such automobile, provided that such expenses are itemized and presented to the Company in writing in a form then prescribed by the Company in its general policies relating to reimbursement of employee business expenses.

                  4.4 INDEMNIFICATION. With respect to any liability or expense in any proceeding arising out of Stonecipher's (a) status as a director, officer, employee or agent of the Company, or (b) service, at the request of the Company, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee, committee member or administrator of an employee benefit plan, the Company shall indemnify Stonecipher to the maximum extent that the Company offers indemnification to its directors generally, as the Company's policy regarding indemnification of directors may be modified from time to time. Such indemnification shall be provided regardless of the capacity in which Stonecipher was named in the proceeding (i.e. whether as director, officer, employee, agent or other capacity described in the preceding sentence). Expenses incurred by Stonecipher in connection with any proceeding subject hereto shall be paid by the Company upon submission of statements therefore, upon receipt of an undertaking by or on behalf of Stonecipher to repay such amounts if it ultimately is determined that he is not entitled to be indemnified by the Company against such expenses.



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                  4.5 VACATION. Stonecipher shall be entitled to five (5) weeks paid vacation annually in accordance with the Company's normal vacation policy applicable to senior executive employees.

         5. RETIREMENT BENEFITS.

                  5.1 AMOUNT. The Company shall pay Stonecipher an annual retirement benefit that is equal to a percentage of the "Average Total Compensation." The "Average Total Compensation" shall be the quotient obtained by dividing three (3) into the sum of the Base Salary plus the additional compensation paid pursuant to Sections 3.2 through 3.4 hereof with respect to each of the "Three Highest Years." The "Three Highest Years" are those three calendar years of the six calendar years most recently preceding the date of Stonecipher's termination of employment (which shall include the calendar year in which Stonecipher's employment terminates if his employment terminates on the last day of a calendar year) for which such sum is greatest. Such percentage shall equal 67% in the event Stonecipher continues to work until he reaches age 65 and, if Stonecipher's employment terminates before he reaches age 65, such percentage shall be reduced by two (2) percentage points for each full year that his termination of employment precedes the date he reaches age 65. If Stonecipher's termination of employment occurs on a date other than his birthday, the two (2) percentage point reduction shall be prorated on a monthly basis.

                  5.2 FORM.

                           (a) Such retirement benefit shall commence as of the
date elected pursuant to Section 5.3 hereof and shall be paid monthly in the form of a single life annuity over Stonecipher's life or, at Stonecipher's option, an actuarially equivalent joint and survivor annuity or actuarially equivalent life annuity over Stonecipher's life and the life of his designated beneficiary or beneficiaries with a ten-year period certain benefit for his designated beneficiary or beneficiaries;



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provided, however, that Stonecipher shall have the right to receive all or part of the present value of his single life annuity (i) in a single lump sum payment, or (ii) in five to ten annual installments, or (iii) in any combination thereof, as elected by Stonecipher in Section 5.2(b) hereof or, if he desires to change such election, as thereafter elected by Stonecipher, provided he files the election in writing with the Company at least one (1) year before the date as of which his benefit is otherwise scheduled to commence pursuant to Section
5.3 hereof. If Stonecipher chooses the installment payment option in the foregoing clause (ii), then, as of the date his single life annuity benefit otherwise was scheduled to commence pursuant to Section 5.3 hereof, the Company shall credit the present value of his single life annuity which he has elected to receive in installments to a bookkeeping account maintained by the Company. The balance in such account shall be increased or reduced by the Company from time to time (but no less often than the date as of which each installment is to be paid) to reflect the changes that would have occurred in the balance in such account if the Company had invested part of the amount initially credited to such account in the Vanguard 500 Index Fund managed by The Vanguard Group (the "Vanguard 500 Fund"), and part of the amount initially credited to such account in The Vanguard Windsor II Fund managed by The Vanguard Group (the "Vanguard Windsor Fund"), assuming reinvestment of all distributions that would have been made by each such fund. The part of the amount initially credited to such account that is assumed to be invested in each such fund shall be as elected by Stonecipher in Section 5.2(b) hereof or, if he desires to change such election, as hereafter elected by Stonecipher, provided he files the election in writing with the Company at least one (1) year before the date as of which his benefit is otherwise scheduled to commence pursuant to Section 5.3 hereof. The first installment payment shall be made as of the first anniversary of the date on which Stonecipher's single life annuity benefit otherwise was scheduled to commence pursuant to Section 5.3 hereof and payments thereafter shall be made as of


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each such anniversary date thereafter until all installments have been paid, with subsequent installments being paid to Stonecipher's estate (or as Stonecipher may otherwise designate in Section 5.2(b) or any subsequent election filed as provided above or in any subsequent written designation of beneficiary filed with the Company prior to his death), if he dies before all installments are paid. The amount of each installment payment shall be equal to the then balance in such account, multiplied by a fraction, the numerator of which is one
(1), and the denominator of which is one plus the number of subsequent installment payments to be made. For purposes of this Agreement, (i) the present value shall be determined by using the insurance industry's standard 1983 Group Annuity Mortality Table (the "Table") and an interest rate (the "Rate") equal to the average (for the 365 days prior to payment) yield of ten-year U. S. Treasury Notes (as reported over such period in The Wall Street Journal or any successor to such publication) (or, if more favorable to Stonecipher, the group annuity mortality table and interest rate (before expenses) then in general use by the Company for the public sale of individual annuities shall be the "Table" and the "Rate" for purposes hereof), and (ii) the term "joint and survivor annuity" shall mean an annuity payable for Stonecipher's life and, if he dies before his survivor annuitant, a 50%, 75% or 100% survivor annuity payable to such survivor for such person's life, (iii) the term "life annuity with a ten-year period certain" shall mean an annuity payable for the life of Stonecipher and, if Stonecipher dies before payments have been made for ten years, with continued payments to his designated beneficiary for the balance of such ten-year period, and (iv) an actuarially equivalent benefit shall be determined using the Table and the Rate.

                           (b) Effective as of the Effective Date, Stonecipher
hereby elects to receive twenty percent (20%) of the present value of his single life annuity in a lump sum payment and forty percent (40%) of the present value of his single life annuity in ten installments (with fifty percent (50%) being assumed invested in the Vanguard 500 Fund and fifty percent (50%) being assumed


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invested in the Vanguard Windsor Fund for purposes of such installment payment election), with the balance payable as a single life annuity, subject to offset pursuant to Section 5.4. Such election is subject to change by Stonecipher as provided in Section 5.2(a).

                  5.3 TIMING.

                           (a) Such retirement benefit shall be paid, or benefit
payments shall commence, in the form elected pursuant to Section 5.2 hereof, as of the first day of the month immediately following Stonecipher's 65th birthday; provided, however, that Stonecipher shall have the right at any age to elect that the payment of his benefit commence when his employment terminates, under
Section 5.3(b) hereof or, if he desires to change such election, as thereafter elected by Stonecipher, provided such election is filed in writing with the Company at least one (1) year before his employment terminates.

                           (b) Effective as of the Effective Date, Stonecipher
hereby elects that the payment of his benefits shall commence on the day his employment terminates. Such election is subject to change by Stonecipher as provided in Section 5.3(a).

                  5.4 OFFSET FOR OTHER RETIREMENT BENEFITS. In the event that the retirement benefits payable to Stonecipher under the Retirement Plan of Life Insurance Company of Georgia or other "defined benefit plans," as defined in
Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("Defined Benefit Plans"), of Life Insurance Company of Georgia ("LOG Plans"), and the Jefferson-Pilot Corporation Employees' Retirement Plan or other Defined Benefit Plans of JP ("J-P Plans"), are paid in the same form and at the same time as the retirement benefits under this Section 5, then the annual benefit payable under Section 5 hereof each year shall be offset by the dollar amount paid to Stonecipher under the LOG Plans and the J-P Plans in such year. In the event that the retirement benefits payable under the LOG Plans and



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the J-P Plans are not paid in the same form or are not paid at the same time, then the retirement benefits under this Section 5 shall be offset by the actuarial equivalent of the benefit expected to be paid to Stonecipher under the LOG Plans and the J-P Plans. The actuarial equivalent benefit shall be determined by using the Table and the Rate. Stonecipher hereby elects to receive payments under the Company's Supplemental Benefit Plan (including the Executive Special Supplemental Benefit thereunder) and other non-qualified Defined Benefit Plans of the Company as a part of the total benefit provided by this Agreement, and the form and timing of such payments shall be as set forth in this Agreement.

                  5.5 DEATH BENEFIT.

                           (a) In the event of Stonecipher's death prior to the
commencement of the retirement benefit described in Section 5.1, the Company hereby agrees to pay a death benefit that is equal to the present value of the single life annuity benefit Stonecipher would have received under Section 5.1 through 5.4 if he had retired on the date of his death, based on the assumption that Stonecipher had elected under Section 5.2 hereof to receive his entire retirement benefit in the form of a single life annuity. Such death benefit shall be paid in a lump sum to Stonecipher's estate; provided, however, that Stonecipher shall have the right to elect that all or part of the death benefit shall be paid to a designated beneficiary or beneficiaries, if living at the time of his death, other than his estate, and be paid (i) in a single lump sum payment, or (ii) in five to ten annual installments, or (iii) in an actuarially equivalent life annuity to the designated beneficiary or beneficiaries with a ten-year period certain benefit for each designated beneficiary, or (iv) in any combination thereof, as elected by Stonecipher as provided in Section 5.5(b) hereof or, if he desires to change such election, as hereafter elected by Stonecipher, provided he files the election in writing with the Company prior to his death. If Stonecipher chooses the installment payment option in the foregoing clause (ii), then,



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as of the date of his death, the Company shall credit the portion of the death benefit, which he has elected to be paid in installments to a bookkeeping account maintained by the Company. The balance in such account shall be increased or reduced by the Company from time to time (but no less often than the date as of which each installment is to be paid) to reflect the changes that would have occurred in the balance in such account if the Company had invested part of the amount initially credited to such account in the Vanguard 500 Fund and part of the amount initially credited to such account in the Vanguard Windsor Fund, assuming reinvestment of all distributions that would have been made by each such fund. The part of the amount initially credited to such account that is assumed to be invested in each such fund shall be as elected by Stonecipher in Section 5.5(b) hereof or, if he desires to change such election, as hereafter elected by Stonecipher, provided he files the election in writing with the Company prior to his death. The first installment payment shall be made as of the first anniversary of his death and payments thereafter shall be made as of each such anniversary date thereafter until all installments have been paid. The amount of each installment payment shall be equal to the then balance in such account, multiplied by a fraction, the numerator of which is one (1), and the denominator of which is one plus the number of subsequent installment payments to be made. For purposes of this Section 5.5, and notwithstanding the definition of this phrase in Section 5.2(a), the term "life annuity with a ten-year period certain" shall mean an annuity payable for the life of a designated beneficiary, and if the designated beneficiary dies before payments have been made for ten years, with continued payments to the estate of such designated beneficiary for the balance of such ten-year period.

                           (b) Effective as of the date of this Agreement,
Stonecipher hereby elects that the death benefit shall be paid to his spouse, Nancy Berend Stonecipher, as his designated beneficiary if living at the time of his death, in the following form: twenty percent (20%) of the death



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benefit in a lump sum payment, forty percent (40%) of the death benefit in ten installments (with fifty percent (50%) being assumed invested in the Vanguard 500 Fund and fifty percent (50%) being assumed invested in the Vanguard Windsor Fund for purposes of such installment payment election), with the balance payable as a single life annuity with a ten-year period certain. Such election is subject to change by Stonecipher as provided in Section 5.5(a).

                  5.6 DISABILITY BENEFIT. In the event of Stonecipher's termination of employment as a result of total disability, his retirement benefit under Section 5 hereof shall be calculated under Section 5.1, shall be paid in the form elected pursuant to Section 5.2, and shall be paid at the time elected pursuant to Section 5.3, except that Stonecipher shall have the right to make an election under Section 5.3 no later than six (6) months before his employment terminates, instead of one (1) year before his employment terminates.

                  5.7 SOURCE OF BENEFITS. The retirement benefits payable under this Agreement shall be paid by the Company from its general assets. Stonecipher shall have no right, interest, or claim whatsoever to the payment of a benefit from any person other than the Company, and shall have no right or interest whatsoever that is superior in any manner to the right of any other general and unsecured creditor of the Company. Stonecipher shall have no right to assign, alienate, pledge or otherwise encumber the retirement benefits payable under this Agreement, and any attempt to do so shall be void.

                  5.8 PARTICIPATION IN OTHER PLANS. Stonecipher shall participate in all retirement plans (qualified or non-qualified) and all deferred compensation arrangements maintained by the Company in which other senior executives participate as a group.



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         6. PAYMENTS AND OTHER ACTIONS IN CERTAIN EVENTS.

                  (a) If the Company terminates Stonecipher's employment hereunder pursuant to Section 2(b)(iii) in the absence of any circumstance constituting "good cause" (as defined in Section 2(b)(ii)), then the following provisions shall govern:

                           (i) Immediately upon the effectiveness of such
termination of employment, the Company shall make a lump sum cash payment to Stonecipher in an amount equal to the aggregate Base Salary that would have been paid to Stonecipher under the terms hereof after the date of termination of employment through March 31, 2005 (based on the assumption that the Base Salary as in effect immediately prior to the date of termination was the Base Salary through such date).

                           (ii) Immediately upon the effectiveness of such
termination of employment, the Company shall make a lump sum cash payment to Stonecipher in an amount equal to one-half of the maximum additional compensation that could have been paid to Stonecipher, pursuant to Sections 3.2 through 3.4, and pursuant to any long-term incentive compensation plan of the Company otherwise applicable to Stonecipher immediately prior to such termination of employment, after the date of termination of employment had his employment hereunder continued through March 31, 2005.

                           (iii) The retirement benefits provided for in Section
5 hereof shall become payable, and for purposes of computing Stonecipher's benefits under Section 5.1 hereof, Stonecipher shall be treated as if his employment continued through March 31, 2005, and such benefits shall be paid to him at such time and in such form as elected by Stonecipher pursuant to Sections
5.2 and 5.3 hereof; unless Stonecipher elects during the ten-day period immediately following the date his employment terminates to receive the present value (as determined in accordance with Section 5.2 hereof) of such retirement benefit in a single lump sum payment, which payment shall be made on the first anniversary of the last day of such ten-day election period.

                           (iv) The provisions of Section 4.1 that by their
terms apply after termination of Stonecipher's employment shall apply in accordance with their terms after a termination or other event to which this
Section 6(a) applies.

                  (b) If Stonecipher terminates his employment hereunder pursuant to Section 2(b)(iv), he shall receive all the payments and benefits described in Section 6(a) above; provided, however, that if Stonecipher terminates his employment pursuant to Section 2(b)(iv)(B), and the event described in Section 2(b)(iv)(B) occurred as a result of circumstances constituting "good cause" (as defined in Section 2(b) (ii)), then Stonecipher shall be entitled to all the payments and benefits described in Section 6(a) above other than the payment described in Section 6(a)(ii).

                  (c) If Stonecipher's employment is terminated by the Company pursuant to Section 2(b)(ii) for good cause, Stonecipher shall be entitled to all the payments and benefits described in Section 6(a) above other than the payment described in Section 6(a)(ii).

                  (d) If Stonecipher's employment terminates pursuant to Section 2(b)(i) as a result of death or total disability, Stonecipher shall be entitled to no further payments hereunder other than any unpaid Base Salary (prorated) with respect to services rendered prior to the effective date of termination, and other than the benefits described in Sections 3.5 and 5.5 and payments under the life insurance maintained pursuant to Section 4.1(b) (in the event of death), or the benefits and payments described in 4.1(a), 4.1(b), 4.1(c), and
5.6 (in the event of total disability). In addition, following termination of his employment as a result of death or total disability, Stonecipher shall continue to receive benefits under all insurance plans and arrangements for which he receives coverage under Section 4.1(d), but only to the extent that the terms of those plans and arrangements provide for continuation of coverage following termination of a senior executive's employment as a result of death or total disability.

                  (e) Stonecipher shall have no obligation to seek other employment in the event of termination of his employment, and no compensation or other benefits received by Stonecipher from any other employment shall reduce or limit the Company's obligation to make payments under this Section 6 except to the extent set forth in Section 5.4.

         7. REPRESENTATIONS OF THE COMPANY. The Company represents and warrants to Stonecipher that (a) this Agreement has been duly executed and delivered by the Company, (b) the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company, (c) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and (d) the execution, delivery and performance of this Agreement by the Company do not and will not conflict with, violate, or constitute a breach of or default under, (i) the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries, (ii) any provision of law or regulations applicable to the Company or any of its subsidiaries, (iii) any provision of any indenture, agreement or other instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or affected, with respect to which any such conflict, violation, breach or default would render this Agreement unenforceable or would have a material adverse effect on the financial condition of the Company or any of its subsidiaries, and (e) the Company has not received any legal advice contrary to the representations and warranties set forth in this Section 7.

         8. LONG-TERM INCENTIVE COMPENSATION. The Company has established and shall maintain a long-term incentive compensation arrangement for Stonecipher (in addition to the annual bonus arrangements in Section 3 hereof) that provides for annual incentive compensation equal to a percentage of Base Salary equal to four (4) times the compounded annual growth rate in JP's Operating Income per share over a trailing three-year period, that requires a minimum compounded annual growth rate of five (5%) percent in order for any bonus to be paid, and that provides a maximum bonus in the event of a compounded annual growth rate of fifteen (15%) percent.

         9. CONFIDENTIALITY. All reports, recommendations, advice, records, documents and other materials, whether written or in any other media, and all copies thereof prepared or obtained by Stonecipher or coming into his possession during the course of his employment with the Company, which relate to JP, shall be the sole and exclusive property of JP, and Stonecipher shall, at the end of his employment with the Company use his reasonable best efforts to deliver promptly all such materials to JP. Such reports and the information contained therein shall be and remain the sole property of the Company. Following the termination of his employment with the Company, Stonecipher shall not use for his own benefit or for the benefit of others, nor divulge, furnish or make accessible to anyone other than JP, its directors and officers, any knowledge or information coming into Stonecipher's possession during the course of his employment with JP with respect to the business of JP that is reasonably considered by the Company's Board of Directors or senior executives as confidential or secret. It is understood that information that is publicly known or reported through no breach of this Paragraph 9 shall not be considered confidential or secret. Stonecipher expressly agrees that JP shall be entitled to injunctive and/or other equitable relief to prevent an anticipatory or continuing breach of this Section 9, or any part of this Section 9, and to secure its enforcement. Nothing herein shall be construed as a waiver by JP of any right it may now have or hereafter acquire to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any wrongful act or omission of Stonecipher hereunder.

         10. MISCELLANEOUS.

                  10.1 BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon Stonecipher and his executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, that (except as expressly provided herein or in any applicable employee benefit plans of the Company) neither party hereto may assign any of its or his rights, or delegate any of its or his duties (except, in the case of Stonecipher, customary delegation of executive authority not inconsistent with this Agreement), hereunder without the prior written consent of the other party.

                  10.2 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of' the State of North Carolina.

                  10.3 CERTAIN FEES AND EXPENSES. The Company shall pay, following submission of statements therefore, the reasonable fees and expenses of counsel incurred by Stonecipher in connection with the negotiation and preparation of this Agreement and the arrangements contemplated hereby. In the event of any litigation or dispute arising from a claim brought by Stonecipher under Section 6 of this Agreement, if Stonecipher prevails the Company shall pay, or reimburse Stonecipher for, all reasonable legal fees and expenses incurred by Stonecipher in connection with such litigation or dispute.

                  10.4 HEADINGS. The Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  10.5 NOTICES. Unless otherwise agreed to in writing by the parties hereto, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or five (5) business days after being sent by first-class mail and addressed as follows:

                           (a) If to Stonecipher, addressed to such home address for Stonecipher as is then shown on the Company's records.

                           (b)      If to the Company, addressed to:

                                    100 North Greene Street
                                    Greensboro, North Carolina 27401

                                    Attention: Corporate Secretary

or to such other person or address as shall be furnished in writing by any party to the other prior to the giving of the applicable notice or communication.

                  10.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  10.7 COORDINATION WITH EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN. This Agreement does not amend, or affect Stonecipher's rights as a participant in, the Company's Executive Change in Control Severance Plan (the "Change in Control Plan"), which rights shall continue in accordance with, and subject to the terms of, the Change in Control Plan. The parties agree both (i) that Stonecipher shall not receive duplicative payments under this Agreement and the Change in Control Plan, and (ii) that if a payment is required to be provided both under this Agreement and under the Change in Control Plan, Stonecipher shall receive the payment more favorable to him.

                  10.8 ENTIRE AGREEMENT. This Agreement supersedes the Prior Agreement in its entirety as of the Effective Date. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.
                                    JEFFERSON-PILOT CORPORATION

[CORPORATE SEAL]
                                    By:      /S/   E. S. MELVIN
                                        ------------------------------------
                                    Name:    E.S. Melvin
                                          ----------------------------------
                                    Title:   Chairman-Compensation Committee
                                           ---------------------------------


                                    By:      /S/  ROBERT A. REED
                                        ------------------------------------
                                    Name:    Robert A. Reed
                                          ----------------------------------
                                    Title:   Vice President
                                           ---------------------------------



                                    /S/  DAVID A. STONECIPHER             (SEAL)
                                    --------------------------------------
                                    DAVID A. STONECIPHER


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